As filed with the Securities and Exchange Commission on October 31, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OPEN TEXT CORPORATION

(Exact name of Registrant as specified in its charter)

Canada	98-0154400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

275 Frank Tompa Drive

Waterloo, Ontario, Canada N2L 0A1

(Address of Registrant’s Principal Executive Offices)

Open Text Corporation 2004 Stock Option Plan

(Full title of the plan)

Open Text Inc.

1301 South Mopac Expressway, Suite 150

Austin, TX 78746

(Name and address of Agent for Service)

(512) 741-4300

(Telephone number, including area code, of Agent for Service)

Copies to:

Mary E. Alcock, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer		Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Shares, without par value (“Shares”)(3)	3,500,000 Shares	$51.64	$180,740,000	$24,652.94

(1)	Represents Shares issuable pursuant to the 2004 Stock Option Plan (the “Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Shares of the registrant’s common shares as may become available for issuance pursuant to the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the registrant’s outstanding Shares.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, based upon the average of the high and low prices of the registrant’s Shares, as reported on the NASDAQ Global Select Market on October 24, 2012.
(3)	Includes the related common share purchase rights with respect to the registrant’s Amended and Restated Shareholder Rights Plan Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Open Text Corporation (“the corporation” or “the registrant”) with the Commission, are hereby incorporated by reference in this registration statement:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the “Annual Report”), as filed with the Commission on August 10, 2012;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report;

(c)	The description of the Shares contained in the registrant’s registration statement on Form 8-A filed with the Commission on January 16, 1996, including any amendment or report filed for the purpose of updating the description of the Shares; and

(d)	The Amended and Restated Shareholder Rights Plan Agreement between Open Text Corporation and Computershare Investor Services, Inc. dated December 2, 2010 (amending and restating the Shareholder Rights Plan Agreement dated as of December 6, 2007 filed as an exhibit to the registrant’s Registration Statement on Form S-4, as filed with the Commission on May 28, 2009), as filed with the Commission on the registrant’s Report on Form 8-K on December 2, 2010.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 7.02 of By-Law No. 1 of the registrant provides that, subject to the Canada Business Corporations Act (the “CBCA”), the corporation shall indemnify a director or an officer, a former director or officer, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation, or other entity, if such individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The registrant currently maintains directors’ and officers’ liability insurance.

Section 124 of the CBCA provides:

124.(1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

(3) A corporation may not indemnify an individual under subsection (1) unless the individual

(a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4) A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfils the conditions set out in subsection (3).

(6) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7) A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8) An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9) On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond Hill, Ontario, Canada, on this 29th day of October 2012.

OPEN TEXT CORPORATION

By:	/s/ Gordon A. Davies
Gordon A. Davies Chief Legal Officer and Corporate Secretary

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on its behalf by the undersigned, as the duly authorized representative of Open Text Corporation in the United States, on this 29th day of October 2012.

OPEN TEXT INC. Authorized U.S. Representative

By:	/s/ Gordon A. Davies
Gordon A. Davies Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints any of Gordon A. Davies, Mark J. Barrenechea and Paul McFeeters, as his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ TOM JENKINS Tom Jenkins	Director, Executive Chairman and Chief Strategy Officer	October 30, 2012

/S/ MARK J. BARRENECHEA Mark J. Barrenechea	Director, President and Chief Executive Officer (principal executive officer)	October 29, 2012

/S/ GORDON A. DAVIES Gordon A. Davies	Chief Legal Officer and Corporate Secretary	October 29, 2012

/S/ RANDY FOWLIE Randy Fowlie	Director	October 29, 2012

/S/ BRIAN J. JACKMAN Brian J. Jackman	Director	October 29, 2012

/S/ STEPHEN J. SADLER Stephen J. Sadler	Director	October 30, 2012

/S/ MICHAEL SLAUNWHITE Michael Slaunwhite	Director	October 29, 2012

/S/ GAIL E. HAMILTON Gail E. Hamilton	Director	October 29, 2012

/S/ KATHARINE B. STEVENSON Katharine B. Stevenson	Director	October 29, 2012

/S/ DEBORAH WEINSTEIN Deborah Weinstein	Director	October 29, 2012

/S/ PAUL MCFEETERS Paul McFeeters	Chief Financial Officer and Chief Administrative Officer (principal financial and accounting officer)	October 29, 2012

OPEN TEXT CORPORATION

REGISTRATION STATEMENT ON FORM S-8

INDEX OF EXHIBITS

Exhibit Number	Description

4.1	Open Text Corporation 2004 Stock Option Plan, as amended September 27, 2012 (incorporated by reference to Exhibit 10.1 to the Registrant’s Report on Form 8-K, as filed with the Commission on October 2, 2012).

4.2	Amended and Restated Shareholder Rights Plan Agreement between the Registrant and Computershare Investor Services, Inc., dated December 2, 2010 (amending and restating the Shareholder Rights Plan Agreement dated as of December 6, 2007 filed as an exhibit to the Registrant’s Registration Statement on Form S-4, as filed with the Commission on May 28, 2009), and incorporated herein by reference to Exhibit 4.1 to the Registrant’s Report on Form 8-K, as filed with the Commission on December 2, 2010.

4.3	Form of Share Certificate, filed as Exhibit 5 to the Registrant’s registration statement on Form 8-A, as filed with the Commission on December 10, 2004 and incorporated herein by reference.

5.1	Opinion of Blake, Cassels & Graydon LLP

23.1	Consent of KPMG LLP

23.2	Consent of Blake, Cassels & Graydon LLP (filed as part of Exhibit 5.1)

24.1	Power of Attorney (included on signature pages to this registration statement)